UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 1, 2012

OMNITEK ENGINEERING CORP.

(Exact name of Registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

000-53955                                         33-0984450

      (Commission File Number)                          (IRS Employer Identification No.)

1945 S. Rancho Santa Fe Road, San Marcos, California 92078

 (Address of principal executive offices, Zip Code)

(760) 591-0089

 (Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2012, Omnitek Engineering Corp. (the “Registrant” or “Company”) entered into a lock-up agreement (the “Lock-up Agreement”) with a significant shareholder of the Company holding an aggregate of 340,000 Common Shares (representing approximately 1.98% of the issued and outstanding Common Shares).  Under the Lock-up Agreement, the shareholder has agreed that during the Lock-Up Period, as defined below, that within any calendar month the shareholder will not, directly or indirectly, on his, her or its own behalf, or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of more than an aggregate of 50,000 shares. The Lock-Up Period shall mean a period of twenty-four (24) months commencing on February 1, 2012 and terminating on the earlier of (a) January 31, 2014 or (b) such time as the shares of the Company are listed and traded on a National Exchange (i.e. the NYSE, AMEX or NASDAQ) or the average daily trading volume of the Company’s common stock for a consecutive 30 day period is in excess of 100,000 shares per day.

A copy of the Lock-Up Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Lock-Up Agreement is qualified in its entirety by reference to the full text of the Lock-Up Agreement.

Item 3.02 Unregistered Sales of Equity Securities

On February 2, 2012, the Company issued 9,524 restricted shares of its common stock upon receipt of a capital contribution of $20,000.40 in cash to one accredited investor.  No underwriters were used. The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The individual receiving the common stock was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description
10.1	Lock-up Agreement, dated February 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omnitek Engineering Corp.

Date:  February 7, 2012

/s/ Werner Funk

By: Werner Funk

Its:  President

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